Subject to completion, as filed with the Securities and Exchange Commission on August 4, 2006
Registration No. 333-134701

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Network Communications, Inc.
(Exact name of registrant as specified in its charter)

Georgia	2721	58-1404355
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
2305 Newpoint Parkway
Lawrenceville, Georgia 30043
(770) 962-7220
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel R. McCarthy
Chairman and Chief Executive Officer
2305 Newpoint Parkway
Lawrenceville, GA 30043
(770) 962-7220
(Name, address, including zip code, and telephone number, including area code, of agent for service)

See Additional Registrant Listed Below

Copies to:
Joshua N. Korff, Esq.
Jason R. Norton, Esq.
Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022-4675
(212) 446-4800
      Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.
      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)	Fee

10 3/4 % Senior Notes due 2013	$175,000,000	$18,725(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Previously paid.
      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      This amendment is being filed solely to file a certain exhibit. No changes have been made to Part I of the Registration Statement or other sections of Part II. Accordingly, they have been omitted.
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21.	Exhibits and Financial Statement Schedules.
      (a) Exhibits.
      See Exhibit Index.
      (b) Financial Statement Schedules.
      All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.
Schedule II — Valuation and Qualifying Accounts
Allowance for Doubtful Accounts

		Additions

	Balance at	Charged to	Charged
	Beginning of	Costs and	to Other			Balance at
Description	Period	Expenses	Accounts		Deductions	End of Period

Year ended March 28, 2004 (Predecessor)	$1,268,303	$427,630	$—		$(703,918)	$992,015
Period from March 29, 2004 to January 6, 2005 (Predecessor)	992,015	963,987	—		(611,819)	1,344,183

Period from January 7, 2005 to March 27, 2005 (Successor)	1,344,183	94,480	—		(107,802)	1,330,861
Year ended March 26, 2006 (Successor)	$1,330,861	$1,574,346	$441,695	(1)	$(1,829,827)	$1,517,075

(1)	Amount reflects an allowance for acquired receivables during fiscal 2006.

II-1

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, Network Communications, Inc. has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lawrenceville, Georgia, on August 4, 2006.

NETWORK COMMUNICATIONS, INC.

By:	/s/ Daniel McCarthy

Daniel McCarthy
Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the registration statement has been signed below by the following persons on behalf of Network Communications, Inc. and in the capacities and on the dates indicated:

Signature		Title	Date

* Daniel McCarthy		Chairman, Chief Executive Officer and Director (Principal Executive Officer)	August 4, 2006

/s/ Gerard Parker Gerard Parker		Senior Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	August 4, 2006

* David F. Thomas		Director	August 4, 2006

* Ian D. Highet		Director	August 4, 2006

* Clayton M. Albertson		Director	August 4, 2006

*By:	/s/ Gerard Parker Attorney-in-Fact

II-2

Exhibit No.	Description

1.1	Purchase Agreement, by and among Network Communications, Inc., Credit Suisse First Boston LLC and TD Securities (USA) LLC dated November 30, 2005.†
3.1	Certificate of Incorporation of Network Communications, Inc., as amended.†
3.2	By-Laws of Network Communications, Inc.†
4.1	Indenture by and between Network Communications, Inc., and Wells Fargo Bank, N.A., dated November 30, 2005.†
4.2	Registration Rights Agreement by and among Network Communications, Inc., Credit Suisse First Boston LLC and TD Securities (USA) LLC, dated as of November 30, 2005.†
5.1	Opinion of Kirkland & Ellis LLP.*
5.2	Opinion of Epstein Becker & Green, P.C.†
10.1	Employment Agreement of Daniel McCarthy.**†
10.2	Employment Agreement of Gerard Parker.**†
10.3	Advisory Agreement by and between GMH Holding Company, GMH Acquisition Corp. and CVC Management LLC dated December 12, 2004.†
10.4	Securities Purchase and Holders Agreement by and among GMH Holding Company, CVC, L.P., certain of its affiliates and Court Square Capital Limited dated January 7, 2005.†
10.5	Registration Rights Agreement by and among GMH Holding Company, CVC, L.P., certain of its affiliates and Court Square Capital Limited and the minority stockholders party thereto dated January 7, 2005.†
10.6	Term Loan Credit Agreement dated as of November 30, 2005, among Network Communications, Inc., Gallarus Media Holdings, Inc., the Lenders , and Credit Suisse, as administrative agent and as collateral agent for the Lenders.†
10.7	Revolving Loan Credit Agreement dated as of November 30, 2005, among Network Communications, Inc., Gallarus Media Holdings, Inc., the Lenders, and Credit Suisse, as administrative agent and as collateral agent for the Lenders.†
10.8	Guarantee, Collateral And Intercreditor Agreement dated as of November 30, 2005, among Network Communications, Inc., Gallarus Media Holdings, Inc., the Subsidiaries of the Borrower from time to time party thereto, Credit Suisse, as collateral agent for the Secured Parties, Credit Suisse, as administrative agent for the Revolving Lenders and Credit Suisse, as administrative agent for the Term Lenders.†
10.9	Patent Security Agreement dated as of November 30, 2005, between Gallarus Media Holdings, Inc., and Credit Suisse, as the Collateral Agent.†
10.10	Trademark Security Agreement dated as of November 30, 2005, between Network Communications, Inc. and Credit Suisse, as the Collateral Agent.†
10.11	Senior Subordinated Promissory Note in favor of Citicorp Mezzanine III, LP dated January 7, 2005.†
10.12	Warrant Agreement dated January 7, 2005 between Court Square Capital Limited and GMH Holding Company.†
10.13	Agreement and Plan of Merger by and among Gallarus Media Holdings, Inc., GMH Holding Company, GMH Acquisition Corp. and ABRY Partners, LLC, dated December 23, 2004.†
10.14	Lease Agreement by and between Pace Converting, Inc. and Network Communications, Inc. dated June 28, 2002.†
10.15	Agreement by and between Banta Publications Group and Network Communications, Inc., dated May 17, 2006, as supplemented by the terms attached thereto. (Portions of this exhibit have been omitted pursuant to a confidential treatment request submitted under C.F.R. Sections 200.80(b)(4), 200.83 and 230.406)†
10.16	Applications Maintenance and Support Agreement by and between Network Communications, Inc. and Builder Homesite, Inc., dated December 16, 2003. (Portions of this exhibit have been omitted pursuant to a confidential treatment request submitted under C.F.R. Sections 200.80(b)(4), 200.83 and 230.406)†

Exhibit No.	Description

10.17	Software Support, Development and Maintenance Renewal Agreement, by and between Network Communications, Inc. and EX Squared Solutions, Inc., dated April 1, 2006. (Portions of this exhibit have been omitted pursuant to a confidential treatment request submitted under C.F.R. Sections 200.80(b)(4), 200.83 and 230.406)†
10.18	Customer Agreement by and between Network Communications, Inc. and Kodak Polychrome Graphics LLC, dated January 15, 2006. (Portions of this exhibit have been omitted pursuant to a confidential treatment request submitted under C.F.R. Sections 200.80(b)(4), 200.83 and 230.406)†
10.19	Customer Supply and Equipment Agreement by and between Network Communications, Inc. and Sun Chemical Corporation, dated March 1, 2004. (Portions of this exhibit have been omitted pursuant to a confidential treatment request submitted under C.F.R. Sections 200.80(b)(4), 200.83 and 230.406)†
10.20	Sales Contract by and between Network Communications, Inc. and Zirkon Druckmaschinen GmbH Leipzig, dated as of August 25, 2005. (Portions of this exhibit have been omitted pursuant to a confidential treatment request submitted under C.F.R. Sections 200.80(b)(4), 200.83 and 230.406)†
12.1	Statement re Calculation of Ratio of Earnings to Fixed Charges.†
21.1	Subsidiaries of Registrant.†
23.1	Consent of PricewaterhouseCoopers, LLP.†
23.2	Consent of BPA Worldwide, Inc.†
24.1	Power of Attorney.†
25.1	Statement of eligibility of Trustee, dated May 19, 2006.†
99.1	Letter of Election and Instructions to Brokers and Bank.†

*	Filed herewith.

†	Previously filed.

**	Denotes management contract or compensatory plan or arrangement.